SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

MANATRON, INC. (Name of Registrant as specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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510 East Milham Road
Portage, Michigan 49002

September 8, 2000

To Our Shareholders:

          You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Manatron, Inc. The meeting will be held at the Radisson Plaza Hotel, in Kalamazoo, Michigan, on Thursday, October 5, 2000, at 10:00 a.m., local time.

          On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement and enclosed form of proxy are being furnished to shareholders on or about September 8, 2000. A report on Manatron's activities and its outlook for the future also will be presented at the meeting.

          It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we urge you to SIGN, DATE, AND RETURN AS SOON AS POSSIBLE the enclosed proxy card. Sending a proxy will not affect your right to vote in person if you attend the meeting. However, if you hold your stock in a broker or bank "street" account and wish to vote your shares in person at the meeting, you must obtain the appropriate documentation from your broker or bank custodian.

Respectfully,
Portage, Michigan September 8, 2000	Randall L. Peat Chairman of the Board of Directors

Your Vote is Important. Even if you plan to attend the meeting, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.

510 East Milham Road
Portage, Michigan 49002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

          The Annual Meeting of Shareholders of Manatron, Inc., will be held at the Radisson Plaza Hotel, in Kalamazoo, Michigan, on Thursday, October 5, 2000, at 10:00 a.m., local time, for the following purposes:

(i)	To elect three directors for three-year terms expiring in 2003.

(ii)	To elect one director for a one-year term expiring in 2001.

(iii)	To approve the Manatron, Inc. Executive Stock Plan of 2000.

(iv)	To transact any other business that may properly come before the meeting.

          Only shareholders of record as of the close of business on August 25, 2000, are entitled to notice of and to vote at the annual meeting.

          A copy of the Annual Report to Shareholders for the fiscal year ended April 30, 2000 is enclosed with this Notice. The following Proxy Statement and enclosed proxy are being furnished to shareholders on or about September 8, 2000.

BY ORDER OF THE BOARD OF DIRECTORS
Portage, Michigan September 8, 2000	Jane M. Rix Secretary

Your Vote is Important. Even if you plan to attend the meeting, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.

MANATRON, INC.

510 East Milham Road
Portage, Michigan 49002

ANNUAL MEETING OF SHAREHOLDERS

September 8, 2000

PROXY STATEMENT

          This Proxy Statement and the enclosed proxy are being furnished to shareholders of common stock of Manatron, Inc. (the "Company") on or about September 8, 2000, in connection with the solicitation of proxies by the Board of Directors to be voted at the 2000 Annual Meeting of Shareholders to be held on Thursday, October 5, 2000, at 10:00 a.m., local time, and at any adjournment of that meeting. The annual meeting will be held at the Radisson Plaza Hotel, in Kalamazoo, Michigan.

          The purpose of the annual meeting is to consider and vote upon (i) the election of three directors for three-year terms expiring in 2003, (ii) the election of one director for a one-year term expiring in 2001, and (iii) the approval of the Manatron, Inc. Executive Stock Plan of 2000. Proxies in the accompanying form, if properly executed, duly returned to the Company, and not revoked, will be voted at the annual meeting. If a shareholder specifies a choice, the shares represented by proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted for the election of all nominees named in this Proxy Statement, for approval of the Manatron, Inc. Stock Plan of 2000, and in accordance with the discretion of the persons named as proxies on any other matters that may come before the meeting or any adjournment of the meeting. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

          Any shareholder executing and returning the enclosed form of proxy may revoke it at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company at the address set forth above or by attending and voting at the annual meeting.

          The Company does not know of any matter to be presented for consideration at the annual meeting other than that stated in the Notice of Annual Meeting of Shareholders. If any other matter properly should come before the meeting, the persons named in the proxy will have discretionary authority to vote in accordance with their judgment.

ELECTION OF DIRECTORS

          The Board of Directors proposes that the following three individuals be elected as directors for terms expiring in 2003:

Richard J. Holloman
Harry C. Vorys
W. Scott Baker

          The Board of Directors proposes that the following individual be elected as director for a term expiring in 2001:

Douglas A. Peat

          This Proxy Statement contains more information about the director nominees. Three of the nominees, Messrs. Peat, Holloman and Vorys, presently are directors of the Company whose terms will expire at the 2000 Annual Meeting of Shareholders. Unless otherwise directed by a shareholder's proxy, the persons named as proxies intend to vote for the nominees identified above. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee is unable to serve or is otherwise unavailable for election, which is not now anticipated, the Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the election of the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

          A plurality of the shares present in person or represented by proxy and voting on the election of directors is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes, and other shares not voted will not be counted as shares voted on the election, and the number of shares for which a plurality is required will be reduced by the number of shares not voted.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS

APPROVAL OF THE MANATRON, INC. EXECUTIVE STOCK PLAN OF 2000

Introduction and Purpose of the Plan

          The Stock Option Committee of the Company's Board of Directors believes that the Company's long-term interests are better advanced by aligning the interests of certain leaders, such as Messrs. Sylvester, Stephens, Flake and Fry (collectively, the "Executives"), with the interests of its shareholders. In addition, the Stock Option Committee recognizes the importance of the Executives to the long-term performance and growth of the Company. Accordingly, the issuance of stock options and rights to receive restricted stock to the Executives as part of a comprehensive compensation program provides them with an incentive to continue their employment with the Company, while further aligning their interests with those of the Company's shareholders.

          On July 18, 2000, the Stock Option Committee unanimously adopted and recommended for shareholder approval the Executive Stock Plan of 2000 (the "Executive Plan" or "Plan"). The Executive Plan grants each of the Executives a combination of incentive stock options and nonqualified stock options to purchase a specified number of shares of common stock at a price of $6.75 per share. The Executive Plan also includes a grant of the right to receive a specified number of shares of restricted stock. Because the Executives will receive awards under the Executive Plan, they may be considered to have an interest in the Executive Plan. The Stock Option Committee consists of three directors, of which no director is an officer or former officer of the Company or receives any compensation from the Company in a capacity other than as a director.

          The following discussion summarizes the material provisions of the Executive Plan but is not intended to be a complete discussion of the Plan and is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix A and incorporated by reference in this Proxy Statement.

Terms of the Grant

          On June 1, 2000, at the direction of the Stock Option Committee, the Company granted each Executive a specific number of options to purchase shares of common stock for $6.75 per share and the right to receive a specified number of shares of restricted stock as outlined below. These grants are subject to Shareholder approval. The Company received no consideration upon the grant of these options and restricted stock awards other than the services of the Executives.

          Options granted pursuant to the Executive Plan are intended to be incentive stock options, as defined in Section 422(b) of the Code, to the extent that the number of underlying shares of common stock that are subject to the options for any given Executive is limited to that number of shares that become exercisable for the first time by the Executive during any calendar year (under all plans of the Company and its subsidiaries) and have an aggregate market value less than or equal to $100,000 (or such other amount as may be set forth in Section 422 of the Code). All options with underlying shares of common stock that exceed such aggregate amount shall not be deemed to be incentive stock options, and shall be considered to be nonqualified stock options.

          The Executives were granted the following number of options and shares of restricted stock:

NEW PLAN BENEFITS
Manatron, Inc. Executive Stock Plan of 2000
Name And Position	Number of Options	Number of Restricted Stock Shares

Paul R. Sylvester, President and
Chief Executive Officer

Early L. Stephens, Chief Technology Officer

James W. Flake,
Vice President of Regional Operations

Robert D. Fry, Managing Director of Governmax.com

Executive Group (1)

Non-Executive Director Group

Non-Executive Officer Employee Group

	60,000 40,000 25,000 25,000 150,000 0 0	60,000 40,000 25,000 25,000 150,000 0 0

          (1) The Executive Group consists of the total number of options and shares listed for the named executives.

          The Executives may exercise 10% of their options and receive unrestricted rights to 10% of their restricted stock on each of the first ten anniversaries of their grant. Pursuant to the terms of the Executive Plan, both 100% of the Executives' outstanding options may become fully vested and 100% of their restricted stock may become unrestricted (i) on the fifth anniversary of their grant, June 1, 2005, if the per share sales price of the Company's common stock on the NASDAQ Stock Market was equal to or greater than $20 on at least 10 trading days on or before the fifth anniversary of their grant date or (ii) at the end of the fiscal year in which the per share sales price of the Company's common stock on the NASDAQ Stock Market was equal to or greater than $20 or at least 10 trading days anytime after the fifth anniversary of the grant date. The per share sales price requirement of $20 per share, as well as the $6.75 per share exercise price for the options, are subject to certain antidilution adjustments in the event of a stock split, stock dividend or other corporate restructuring. On July 23, 2000, the closing price of the Company's common stock was approximately $5.69.

          In addition to the stock price condition, the Executive Plan also imposes certain conditions that either accelerate or cancel the Executive's right to exercise the options and to receive restricted stock depending on his status as an employee of the Company. For example, if any Executive dies or becomes permanently disabled before exercising the stock options, his personal representative could exercise the vested stock options at any time within one year of the event, but only to the extent that the Executive could have exercised the options at the time of his death.

          If the Executive is terminated by the Company for cause (as defined in the Executive Plan), any outstanding and unvested stock options are automatically terminated and any shares of restricted stock that are still subject to restrictions shall be forfeited immediately. By contrast, if he is terminated without cause or if he terminates his employment with the Company with cause (generally, a diminution of his status or duties or a reduction in his salary by more than 15% or certain relocations), all of the Executive's stock options become automatically vested and all of the restrictions on his restricted stock immediately lapse. In such a case, the Executive may exercise his options for up to three months after his termination.

          Finally, if there is a change in control of the Company, all of the Executive's stock options become automatically vested and all of the restrictions on his restricted stock shall immediately lapse. The Executive Plan's definition of "change in control" is as follows: a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirements, other than an acquisition of control by the Company or an employee benefit plan maintained by the Company; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than the Company or an employee benefit plan maintained by the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company (whether or not such person is a member of a group that is deemed to be a single person under Section 13(d)(3) of the Exchange Act and whether or not other members of such group previously had been the beneficial owner of some or all of such securities), (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period), or (iii) all or substantially all of the assets of the Company are liquidated, sold or distributed. The Board of Directors reserves the right to cash in the Executives' outstanding options upon a Change in Control of the Company.

          Any options granted under the Plan are not exercisable after May 31, 2010. When exercising all or a portion of his vested stock options, the Executive may pay the exercise price with cash or, with the consent of the Stock Option Committee, shares of Common Stock. If Common Stock is used to pay the exercise price and the Stock Option Committee consents, the Executive could use the value of shares received upon exercise for further exercises in a single transaction. The Stock Option Committee may also, from time to time, authorize payment of the option price in the form of a promissory note or other deferred payment installment. The Executive may not transfer any stock options or rights to receive restricted stock except by will or the laws of descent and distribution, unless the Stock Option Committee otherwise consents by separate agreement.

          The Executive Plan would not be qualified under Section 401(a) of the Code nor would it be subject to the Employee Retirement Income Security Act of 1974. The Company may register the shares under the Securities Act of 1933.

          Holders of options under the Executive Plan will have no rights of a shareholder until the options are exercised and the shares are purchased. Other than restrictions on the right of transfer, holders of restricted stock will enjoy all rights of a shareholder with respect to the restricted stock, including the right to vote restricted shares at shareholder meetings and the right to receive all dividends paid with respect to the restricted stock. Any securities received by a holder of restricted stock pursuant to stock dividend, stock split, recapitalization, merger, consolidation or other reorganization will be subject to the same terms, conditions, and restrictions, that are applicable to the restricted stock for which the shares are received.

Tax Considerations

          For federal income tax purposes, an Executive would not recognize income and the Company would not receive a deduction upon the grant of any options qualifying as incentive stock options. An Executive exercising an incentive stock option would not recognize income at the time of the exercise. The difference between the market value and the exercise price would, however, be a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock, as long as the Executive held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, the Executive's basis would equal the exercise price and the Executive would pay tax on the difference between the sale proceeds and the exercise price as capital gain. The Company would receive no deduction for federal income tax purposes. If, before the expiration of either of the above holding periods, the Executive sold shares acquired under an incentive stock option, the tax deferral would be lost and the Executive generally would recognize compensation income equal to the difference between the exercise price and the fair market value at the time of exercise. The Company would then receive a corresponding deduction for federal income tax purposes. Additional gains, if any, recognized by the Executive would result in the recognition of short- or long-term capital gain.

          Federal income tax laws provide different rules for nonqualified options. Under current federal income tax laws, an Executive would not recognize any income and the Company would not receive a deduction at the time a nonqualified option is granted. If a nonqualified option is exercised, the Executive would recognize compensation income in the year of exercise equal to the difference between the exercise price and the fair market value on the date of exercise. The Company would receive a corresponding deduction for federal income tax purposes. The Executive's tax basis in the shares acquired would be increased by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

          The Executive would recognize compensation income on the value of the restricted stock at the time that the restricted stock vests. The Company receives a corresponding deduction for federal income tax purposes. Prior to the lapse of restrictions, any dividends paid on the restricted stock are reported as compensation income to the Executive and there is a corresponding deduction to the Company. The Executive's tax basis in the shares acquired will be increased by the amount of compensation income recognized. Sale of the restricted stock after the restrictions have lapsed will result in recognition of short- or long-term capital gain or loss.

          An Executive may, within 30 days after the date of an award of restricted stock, elect to report compensation income for the tax year in which the award of restricted stock occurs. If the Executive makes such an election, the amount of compensation income would be the value of the restricted stock at the time of the award. Any later appreciation in the value of the restricted stock will be treated as capital gain and realized only upon the sale of the restricted stock. Dividends received after such an election will be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the Executive makes such an election, the Executive will not be allowed any deduction for the amount earlier taken into income. Upon the sale of restricted stock, an Executive will realize capital gain (or loss) in the amount of the difference between the sale price and the value of the stock previously reported by the Executive as compensation income.

          Section 162(m) of the Code limits the annual income tax deduction that may be claimed by a publicly held corporation for compensation paid to its chief executive officer and to the four most highly compensated officers other than the chief executive officer to $1,000,000. Qualified "performance-based" compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The options granted under the Executive Plan are intended to qualify as performance-based compensation pursuant to Section 162(m) and, thereby, any compensation received pursuant to the options (in light of the tax rules discussed above) should be deemed tax deductible for the Company.

          The Company may withhold from any cash otherwise payable to the Executive or require the Executive to remit to the Company an amount sufficient to satisfy all applicable federal, state and local withholding taxes. Withholding may be satisfied by withholding common stock to be received upon exercise of a stock option or right to receive restricted stock or by delivery to the Company of shares of previously owned common stock.

Vote Required and the Recommendation of the Board

          The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting on this proposal is required to approve the Executive Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as voted on this proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR APPROVAL OF THE MANATRON, INC. EXECUTIVE
STOCK PLAN OF 2000

VOTING SECURITIES

          Holders of record of common stock, no par value ("Common Stock"), at the close of business on August 25, 2000 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any adjournment of the meeting. As of August 25, 2000, 3,589,670 shares of the Company's Common Stock were issued and outstanding. Shareholders are entitled to one vote on each matter presented for shareholder action for each share of Common Stock registered in their names at the close of business on the record date. Shares cannot be voted unless the shareholder is present at the annual meeting or represented by proxy.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

          The following table sets forth information as to each person known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of August 25, 2000. The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

Amount of Nature of Beneficial Ownership of Common Stock

Name and Address of Beneficial Owners	Sole Voting and Dispositive Power(1)	Percent of Class(2)
Randall L. Peat 510 East Milham Road Portage, Michigan 49002	500,230	12.5%

Allen F. Peat 510 East Milham Road Portage, Michigan 49002	400,410	10.0%

J. Wayne Moore 510 East Milham Road Portage, Michigan 49002	271,500	6.8%
____________________________________

(1)

These numbers include shares subject to options that are exercisable within 60 days after August 25, 2000, granted under the Company's 1989 Stock Option Plan, 1994 and 1995 Long-Term Incentive Plans and the Stock Incentive Plan of 1999.

(2)

These percentages represent the number of shares owned by each beneficial owner as of August 25, 2000, plus the shares allocated to a person's ESOP account, plus the shares that may be acquired by each beneficial owner through the exercise of outstanding stock options within 60 days by each after August 25, 2000, as a percentage of the total of all outstanding shares as of August 25, 2000, plus the total of all shares that may be acquired through the exercise of outstanding stock options by each beneficial owner within 60 days after August 25, 2000.

SECURITIES OWNERSHIP OF MANAGEMENT

          The following table sets forth the number of shares of Common Stock beneficially owned as of August 25, 2000, by each of the Company's directors and nominees for director, the five most highly compensated executive officers, (the "named executive officers"), and all of the Company's directors and officers as a group. The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Sole Voting and Dispositive Power(1)	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership(1)	Percent of Class(3)

W. Scott Baker	--	--	--	*

Gene Bledsoe (4)	21,899	1,102	23,001	1.0%

Richard J. Holloman	177,202	--	177,202	4.4%

Daniel P. Muthard	36,242	--	36,242	1.0%

Allen F. Peat	400,410	--	400,410	10.0%

Douglas A. Peat	187,266	--	187,266	4.7%

Randall L. Peat (4)	500,230	--	500,230	12.5%

Jane M. Rix	5,727	--	5,727	*

James W. Sanderbeck	40,606	--	40,606	1.0%

Early W. Stephens	23,679	--	23,679	1.0%

Paul R. Sylvester (4)	98,740	--	98,740	2.5%

Harry C. Vorys	28,664	--	28,664	1.0%

Stephen C. Waterbury	19,222	--	19,222	*

All directors and executive officers as a group	1,850,436	10,102	1,860,538	46.4%
_________________________

*	Less than 1%.

(1)

These numbers include shares held directly and shares subject to options which are exercisable within 60 days after August 25, 2000 that were awarded under the Company's 1989 Stock Option Plan, 1994 and 1995 Long-Term Incentive Plans and the Stock Incentive Plan of 1999. The number of shares subject to options which are exercisable within 60 days after August 25, 2000 for each listed person is as follows:

W. Scott Baker	0
Gene Bledsoe	6,050
Richard J. Holloman	25,750
Daniel P. Muthard	12,500
Allen F. Peat	0
Douglas A. Peat	10,500
Randall L. Peat	30,000
Jane M. Rix	0
James W. Sanderbeck	22,600
Early L. Stephens	22,000
Paul R. Sylvester	50,000
Harry C. Vorys	14,041
Stephen C. Waterbury	0
All directors and executive officers as a group	217,441

(2)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses or children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(3)

These percentages represent the number of shares owned by each beneficial owner as of August 25, 2000, plus the shares allocated to a person's ESOP account, plus the shares that may be acquired by each beneficial owner through the exercise of outstanding stock options within 60 days by each after August 25, 2000, as a percentage of the total of all outstanding shares as of August 25, 2000, plus the total of all shares that may be acquired through the exercise of outstanding stock options by each beneficial owner within 60 days after August 25, 2000.

(4)

Messrs. Bledsoe, Randall Peat, and Sylvester are members of the Administrative Committee of the Manatron, Inc. Salary Deferral and Employee Stock Ownership Plan. Mr. Sylvester, President, Chief Executive Officer, and a director of the Company, is the trustee of the ESOP portion of the plan and holds the shares of Common Stock for the ESOP. The Administrative Committee has the power to direct the trustee as to the voting of the shares held by the ESOP trust that have not been allocated to individual accounts. Each of the members of the Administrative Committee disclaims beneficial ownership of shares held by the ESOP (except any shares allocated to the person's individual account under the ESOP), and the ESOP shares are not reported as beneficially owned by the members of the Administrative Committee as individuals unless the shares have been allocated to the person's account under the ESOP. As of August 25, 2000, 172,102 shares have been allocated to participants. As of August 25, 2000, there were 14,284 unallocated shares under the ESOP.

BOARD OF DIRECTORS

          By Board resolution the Company's Board of Directors is set at 10 members. The Company's Board of Directors currently consists of nine directors, three of whom are standing for reelection. The Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. Generally, each class of directors serves a term of office of three years, with the term of each class expiring at the annual meeting of shareholders in each successive year. This year, the Board of Directors has nominated Douglas A. Peat to serve a one-year term and Richard J. Holloman, Harry C. Vorys and W. Scott Baker to serve three-year terms.

          Biographical information is presented below for each person who either is nominated for election as a director at the 2000 Annual Meeting of Shareholders or is continuing as an incumbent director. Unless otherwise noted, each director and nominee for director has had the same principal employment for the last five years.

Nominee for Election to Terms Expiring in 2001

          DOUGAS A. PEAT (age 38) has been a director since 1991. Mr. Douglas Peat has been a Regional Vice President of the Company and has been responsible primarily for sales and customer service in the state of Michigan since 1995. Mr. Douglas Peat has been employed by the Company in various sales and marketing positions since 1985 and will be relocating to Florida this fall to sell and market the Company's products and services in that state. Mr. Douglas Peat is the son of Mr. Allen Peat, a director of the Company, and is the nephew of Mr. Randall Peat, Chairman of the Board of Directors of the Company.

Nominees for Election to Terms Expiring in 2003

          RICHARD J. HOLLOMAN (age 46) has been a director since 1992. Mr. Holloman founded Specialized Data Systems, Inc. ("SDS") in 1980 and served as its President until June 1995. The Company acquired SDS in March 1992. Mr. Holloman is currently President and Chief Executive Officer of VisionAir, Inc., located in Wilmington, North Carolina, which designs, develops, and distributes Emergency 911 and public safety software and related services to local governments nationwide.

          HARRY C. VORYS (age 75) has been a director since 1986. Before his retirement in July 1990, Mr. Vorys was an Executive Vice President and Director of Citizens Trust and Savings Bank of South Haven, Michigan, which later merged into Shoreline Bank. Mr. Vorys served as a director of Shoreline Financial Corporation, the holding company of Shoreline Bank, from inception to 1997. Mr. Vorys currently serves as President of St. Johns Northwestern Military Academy Foundation, Inc.

          W. SCOTT BAKER (age 38) currently is the President of National Nail Corporation, a building materials manufacturer and distributor, and has held this position since May 1997. From 1983 to May 1997, Mr. Baker was a Partner with Arthur Andersen, LLP, an accounting, management and technology consulting firm.

Incumbent Directors Whose Terms Expire in 2001

          GENE BLEDSOE (age 55) has been a director since 1993. Mr. Bledsoe has been the Managing Partner of the Casal Group Corporation since 1985, a computer industry marketing services and management consulting firm based in Dallas, Texas. Mr. Bledsoe also served as the Company's interim President and Chief Executive Officer from October 1995 through February 1996.

          JANE M. RIX (age 52) has been a director and the Company's Secretary since 1993. Ms. Rix, who has been with the Company since 1977, primarily is responsible for purchasing in addition to her corporate secretarial duties.

          ALLEN F. PEAT (age 64) has been a director since 1972. Mr. Allen Peat was one of the founders of the Company and served as its Chairman of the Board, President, and Chief Executive Officer until he retired in October 1995. Mr. Allen Peat is the brother of Mr. Randall Peat, Chairman of the Board of Directors of the Company, and is the father of Mr. Douglas Peat, who is a vice president and a director of the Company.

Incumbent Directors Whose Terms Expire in 2002

          RANDALL L. PEAT (age 52) has been a director since 1972. Mr. Randall Peat was one of the founders of the Company and became Chairman of the Board of Directors in October 1995. In addition to his chairman responsibilities, Mr. Randall Peat is actively involved in sales and marketing for the Company. Mr. Randall Peat has held a number of positions with the Company, including President of the Company's Gavel Division, during the last thirty years. Mr. Randall Peat is the brother of Mr. Allen Peat, a director of the Company, and is the uncle of Mr. Douglas Peat, Regional Vice President and a director of the Company.

          PAUL R. SYLVESTER (age 41) has been a director since 1987. Mr. Sylvester became President and Chief Executive Officer of the Company in March 1996. Mr. Sylvester served as the Company's Vice President-Finance and Chief Financial Officer from 1987 until 1998, and as the Company's Treasurer since 1993.

          STEPHEN C. WATERBURY (age 50) has been a director since 1991. Mr. Waterbury is a partner at the law firm of Warner Norcross & Judd LLP located in Grand Rapids, Michigan.

BOARD COMMITTEES AND MEETINGS

          The Company's Board of Directors, which is responsible for the overall management of the business and affairs of the Company, held four meetings since the last annual meeting of shareholders. Each director attended 75% or more of the aggregate of the total number of Board of Directors meetings and the total number of committee meetings of which they were members. The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, the Nominating Committee, and the Executive Committee. The members of each committee are appointed by the Board of Directors.

          Audit Committee. The Audit Committee is responsible for, among other things, (i) recommending to the Board of Directors the selection of independent auditors; (ii) reviewing and approving the scope of the yearly audit plan; (iii) reviewing the results of the annual audit with management and the independent auditors; (iv) reviewing the Company's internal controls with the independent auditors; (v) reviewing the recommendations of independent auditors for accounting or operational improvements; (vi) reviewing nonaudit services and special engagements to be performed by the independent auditors; and (vii) reporting to the Board of Directors on the Audit Committee's activities and findings and making recommendations to the Board of Directors on these findings. The Audit Committee met twice since the last annual meeting of shareholders.

          The Audit Committee has reviewed and discussed with management the audited financial statements for the Company's fiscal year ended April 30, 2000. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence.

          Based on the review and discussion referred to in the immediately foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended April 30, 2000, be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

         The members of the Audit Committee are Messrs. Vorys (Chairman), Bledsoe and Waterbury, each of whom are independent directors. Effective as of June 14, 2000, the Board of Directors of the Company adopted a written charter for the Audit Committee, a copy of which is appended to this Proxy Statement as Appendix B.

          Compensation Committee. The responsibilities of the Compensation Committee include (i) recommending the cash and other incentive compensation, if any, to be paid to the Company's Chief Executive Office and certain other executive officers; and (ii) reviewing awards under stock-based compensation plans approved by the Stock Option Committee. The Compensation Committee consists of Messrs. Vorys (Chairman), Bledsoe, and Waterbury. The Compensation Committee met twice since the last annual meeting of shareholders.

          Stock Option Committee. The Stock Option Committee is responsible for (i) the administration and award of stock options and restricted stock under the Company's stock plans; and (ii) the review of all material proposed option plan changes. In addition, the Stock Option Committee determines the key employees to whom options and restricted stock will be granted, the number of shares covered by each option or award, the exercise price of each option, and other matters associated with option and restricted stock awards. Messrs. Vorys, Bledsoe, and Holloman, each of whom are independent directors, are members of the Stock Option Committee. The Stock Option Committee met twice since the last annual meeting of shareholders.

          Nominating Committee. The Nominating Committee considers and evaluates the qualifications of potential candidates for the Board of Directors and recommends appropriate candidates to the full Board of Directors. The Nominating Committee consists of Messrs. Randall Peat, Holloman, and Waterbury. The Nominating Committee met one time since the last annual meeting of shareholders.

          A shareholder of record of shares of a class entitled to vote at any meeting of shareholders called for the election of directors (an "Election Meeting") may make a nomination at the Election Meeting if, and only if, that shareholder first has delivered, not less than 120 days before the date of the Election Meeting in the case of an annual meeting, and not more than seven days following the date of notice of the Election Meeting in the case of a special meeting, a notice to the Secretary of the Company setting forth with respect to each proposed nominee: (i) the name, age, business address, and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of capital stock of the Company that are beneficially owned by the nominee; (iv) a statement that the nominee is willing to be nominated and to serve; and (v) such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee.

          Executive Committee. The Executive Committee has the authority to exercise the powers of the Board of Directors in managing the Company's business affairs and property during intervals between meetings of the Board of Directors. The Executive Committee consists of Messrs. Bledsoe, Randall Peat, and Sylvester. The Executive Committee has not met since the last annual meeting of shareholders.

COMPENSATION OF DIRECTORS

          Nonemployee directors receive a $5,000 annual retainer fee plus compensation in accordance with the following: $500 for attendance at each meeting of the Board of Directors and $250 for attendance at each committee meeting. Directors who are also employees of the Company or its subsidiaries receive no annual retainer and are not compensated for attendance at board or committee meetings.

          Each nonemployee director who has served a full year of service as a member of the Board of Directors is granted an option on the date of each annual meeting of shareholders to purchase 1,000 shares of Common Stock. The per share exercise price of options granted to nonemployee directors is 100% of the fair market value of the Common Stock on the date each option is granted. The term of each option may not exceed 10 years.

EXECUTIVE COMPENSATION

          The following table sets forth certain information concerning the compensation earned during each of the last three fiscal years ended April 30, 2000, 1999, and 1998, by the Company's Chief Executive Officer and the named executive officers:

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Numbers of Shares Underlying Options	All Other Compensation (1)
Paul R. Sylvester President and Chief Executive Officer	2000 1999 1998	$150,000 130,000 120,000	$75,000 65,000 60,000	-- -- --	$ 2,705 2,578 2,275

Randall L. Peat Chairman of the Board	2000 1999 1998	$100,000 100,000 97,000	$50,000 50,000 48,500	-- -- --	$14,687 2,037 14,450

James W. Sanderbeck Chief Operating Officer	2000 1999 1998	$100,000 100,000 95,200	$50,000 50,000 38,000	-- -- --	$ 1,416 1,775 1,464

Early L. Stephens Chief Technology Officer	2000 1999 1998	$ 83,500 77,500 69,163	$41,750 38,750 32,800	10,000 -- 10,000	$ 1,377 1,019 108

Daniel P. Muthard President of Sabre Appraisal Division	2000 1999 1998	$100,000 95,000 77,000	$47,500 45,000 22,327	-- 12,500 --	$ 812 1,295 --
_______________________

(1)

All other compensation for the year ended April 30, 2000 includes: (i) Company matching contributions under the Company's 401(k) plan of $2,233 for Mr. Sylvester, $1,687 for Mr. Peat, $1,416 for Mr. Sanderbeck, $1,377 for Mr. Stephens, and $812 for Mr. Muthard; and (ii) amounts paid by the Company for life insurance of $472 for Mr. Sylvester and $13,000 for Mr. Peat. In addition, 482 shares were contributed by the Company to Mr. Sylvester's ESOP account, 453 shares were contributed to Mr. Peat's ESOP account, 470 shares were contributed to Mr. Sanderbeck's ESOP account, 368 shares were contributed to Mr. Stephens' ESOP account, and 452 shares were contributed to Mr. Muthard's account. The market value of the Company's Common Stock on April 30, 2000 was $8.44.

          The following table sets forth information regarding stock options granted to the Chief Executive Officer and the named executive officers during the fiscal year ended April 30, 2000:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of Securities	Percent of Total Options Granted to			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Underlying Options Granted(1)	Employees In Fiscal Year	Exercise Price per Share	Expiration Date	0%	5%	10%

Paul R. Sylvester	--	--	--	--	--	--	--
Randall L. Peat	--	--	--	--	--	--	--
James W. Sanderbeck	--	--	--	--	--	--	--
Early L. Stephens	10,000	8.2%	$7.00	July 21, 2009	--	$44,023	$111,600
Daniel P. Muthard	--	--	--	--	--	--	--
____________________

(1)

On July 17, 1999, the Company granted options to the above individual to purchase shares of the Company's Common Stock over a 10-year period. The options are exercisable at prices determined by the Stock Option Committee, which was at least 100% of the fair market value of Common Stock on July 17, 1999. The options terminate, subject to certain limited exercise provisions, in the event of death or termination of employment or directorship.

          The following table sets forth information regarding stock options exercised by the Chief Executive Officer and the named executive officers during the fiscal year ended April 30, 2000:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Number of Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul R. Sylvester	10,000	$73,750	50,000	--	$340,650	--
Randall L. Peat	--	--	30,000	--	199,515	--
James W. Sanderbeck	7,400	72,698	22,600	--	153,974	--
Early L. Stephens	--	--	24,000	6,000	138,262	$8,628
Daniel P. Muthard	7,500	56,723	8,500	4,000	32,410	15,252

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee develops compensation policies for the Company and evaluates annual salaries and incentive compensation plans for the Chief Executive Officer and certain other executive officers. The Committee also reviews awards under certain stock-based compensation plans as approved by the Stock Option Committee. The Committee submits its recommendations on these matters to the full Board of Directors for ratification. The Committee consists of three directors, none of whom is a current or former employee of the Company.

Compensation Philosophy

          The Committee's executive compensation philosophy is to provide competitive levels of compensation as well as incentives to achieve superior financial performance. The Committee's policies are designed to achieve four primary objectives: (i) align management's compensation with the Company's achievement of annual and long-term performance goals; (ii) reward above-average performance by the Company; (iii) recognize individual initiative and achievement; and (iv) assist the Company in attracting and retaining quality executive officers. The Committee believes that a significant portion of the annual compensation of each officer must relate to, and be contingent upon, the performance of the Company.

          The Company's basic compensation policies are designed to enhance shareholder value by rewarding executive officers for profitable growth of the Company and increases in the value of its common stock. The Company's executive compensation policies also seek to align the interests of executive officers and other key employees with the interests of shareholders through stock ownership. The Committee believes that it is in the Company's best interest to generate rewards for senior executives and key employees, which may result in above-average performance measured in terms of profit growth and total shareholder return.

          Executive officer compensation is comprised of three primary components: base salary and benefits, annual performance bonus, and participation in stock option and restricted stock plans. Each component of compensation is designed to accomplish one or more of the compensation objectives. Benefits offered to executive officers include participation in the Salary Deferral and Employee Stock Ownership Plan, which covers substantially all employees, the Employee Stock Purchase Plan, and the Company's various health, life, and disability insurance benefit plans.

          Congress has amended the Code to add Section 162(m) which provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section. The Company believes its compensation policies reflect due consideration of Section 162(m).

Base Salary

          The Company seeks to attract and retain well-qualified executives by providing base salaries and benefit packages at levels that are considered to be competitive. In setting the base salaries of the Company's executive officers, the Committee considers the skill and experience required by an individual's position, job performance, accountability, and tenure. Although the Committee refers to base salaries at other comparable companies to help establish guidelines, the Company's current operating performance is considered most important in determining the base salaries of management.

          The Committee believes current base salaries for executive officers of the Company have not kept pace with and are below average for executives in similar positions. It is the Committee's intention to continue to increase base salaries of the Chief Executive Officer and certain other executive officers to more competitive levels as profits improve. Nonetheless, incentive compensation based upon criteria designed to reward executives for performance which enhances shareholder value will continue to represent a significant percentage of potential executive compensation.

          In general, the Committee adjusts the salaries of the Chief Executive Officer and certain other executive officer on an annual basis. The annual adjustments are determined by considering the Company's performance, each officer's performance, any increased responsibilities of the officer, and current economic conditions.

Annual Bonus Plan

          Annual bonuses under the Company's short-term executive incentive compensation plan are intended to reward the Chief Executive Officer and certain other executives for achieving specific goals, motivate executives to work more effectively, and focus executives' attention on specific areas of major importance.

          All named executive officers of the Company, other than Daniel P. Muthard, were eligible to participate in the 2000 Executive Incentive Plan (the "2000 Plan"). Under the 2000 Plan, bonuses were based on the Company's pre-tax earnings, depending upon the amount of earnings that were reported. In addition, the 2000 Plan was based upon the following three variables: (i) increase in the Company's invested cash balances; (ii) reduction in the Company's past-due account receivables; and (iii) achievement of the Company's sales forecasts. Awards under the 2000 Plan could not exceed 50% of a participant's base salary and were conditioned on achieving "threshold" goals. The amount of a participant's award under the 2000 Plan was paid as follows: (i) 65% of the total amount earned was paid to participants pro rata based on each participant's base salary; and (ii) the remaining 35% of the total amount earned was paid to participants based on performance objectives, criteria, and/or ratings for individual participants as determined by the Chief Executive Officer and the Committee. Awards paid to participants were at the maximum limit (50% of a participant's base salary) permitted under the plan.

          Mr. Muthard was eligible to receive a bonus, not to exceed $47,500, based on achieving "threshold goals" for the following two variables: (i) net income of the Sabre Appraisal Division; and (ii) cost to fee ratio of Sabre. Seventy-five percent of the bonus Mr. Muthard was eligible to receive was based on these variables. The remaining 25% of the bonus was payable based on performance objectives, criteria, and/or ratings for Mr. Muthard as determined by the Chief Executive Officer. The bonus paid to Mr. Muthard was $47,500, which was the maximum amount permitted under his plan.

Stock Options and Restricted Stock

          The Stock Option Committee of the Board of Directors periodically grants stock options and restricted stock to executive officers, as well as other key employees, of the Company. Stock options provide the recipient the right to acquire shares of the Company's Common Stock at fair market value on the date of grant. The options generally become exercisable immediately after the date of grant and expire 10 years following the date of grant. The number of shares covered by each grant is designed to provide the executive officers, as well as other key employees, a substantial incentive to operate the Company from the perspective of an owner, thereby closely aligning their interests to those of the Company's shareholders.

          Although the Committee believes that stock ownership by executive officers and other key employees is beneficial, the Company currently has no target ownership level for common stock holdings by executive officers. The Stock Option Committee generally does not take into account in its decisions the amount and value of options and restricted stock currently held by an executive officer.

Chief Executive Officer Compensation

          Mr. Sylvester's compensation is based upon the policies and objectives discussed above. The Committee considers current operating performance to be a key determinant in establishing the base salary of Mr. Sylvester and also considers his performance, skill and experience, accountability, and length of service, and current economic conditions. The Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of Mr. Sylvester's potential compensation.

          On October 10, 1996, the Company signed an employment agreement with Mr. Sylvester which provides for his continued service to the Company as President and Chief Executive Officer until termination of the employment agreement. The employment agreement also is described in this Proxy Statement under the heading "Employment Agreements, Termination of Employment, and Change in Control Arrangements."

          Under the employment agreement, Mr. Sylvester (i) will receive an annual base salary of at least $120,000; (ii) is entitled to participate in the Company's executive incentive bonus plan; and (iii) is entitled to receive fringe benefits available to all employees. Mr. Sylvester received a salary of $150,000 and an annual bonus of $75,000 for fiscal year 2000.

          All recommendations of the Committee attributable to compensation in the 2000 fiscal year were unanimous and were approved and adopted by the Board of Directors without modification.

          The Committee welcomes written comment from the Company's shareholders concerning its compensation programs. Comments should be marked "personal and confidential" and addressed to the Compensation Committee of the Board of Directors, Manatron, Inc., 510 East Milham Road, Portage, Michigan 49002.

Respectfully submitted, Harry C. Vorys (Chairman) Gene Bledsoe Stephen C. Waterbury

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT, AND
CHANGE IN CONTROL ARRANGEMENTS

          Allen Peat's Agreement. Effective October 17, 1995, the Company and Mr. Allen Peat entered into an agreement setting forth the terms pursuant to which Mr. Peat retired as Chairman, President, and Chief Executive Officer (the "Peat Agreement"). The Peat Agreement provided for severance compensation, deferred compensation, and other payments totaling approximately $1.3 million to be paid from 1995 through December 1999. In fiscal 2000, under the Peat Agreement the Company paid to Mr. Peat approximately $166,000. Mr. Peat retained all rights of a retired employee under the Company's existing 401(k) plan, employee stock purchase plan, and other qualified benefit plans, if any. No further payments are due to Mr. Peat under this agreement.

          The Peat Agreement contains standstill provisions restricting Mr. Peat's ability to (i) acquire the Company's common stock; (ii) acquire control of the Company; (iii) solicit proxies for particular purposes; (iv) subject his shares to a voting trust or similar agreement; and (v) participate in or encourage a group which seeks to acquire, hold, or dispose of the Company's common stock. Notwithstanding the above standstill provisions, Mr. Peat is free to vote his existing shares as he determines and to dispose of any of the existing shares. Any transferee of Mr. Peat's shares will take such shares free of the restriction imposed by the Peat Agreement.

         Employment Agreements of Paul Sylvester and James Sanderbeck. On October 10, 1996, the Company entered into an employment agreement with each of Messrs. Sylvester and Sanderbeck (the "Employment Agreements"). The Employment Agreements provide for employment for each listed individual until terminated as provided in the Employment Agreements. Under the Employment Agreements, each individual is guaranteed a minimum salary ($120,000 for Mr. Sylvester and $95,200 for Mr. Sanderbeck). Under the Employment Agreements, Messrs. Sylvester and Sanderbeck also are entitled to receive (i) paid vacation in accordance with the Company's vacation policies; (ii) standard benefits offered to all employees; and (iii) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, each individual may be entitled to a Company automobile or a car allowance for business purposes and each participates in the 2000 Plan.

          If the employment of Messrs. Sylvester or Sanderbeck is terminated other than for Cause or if they resign from employment With Cause (each as defined in the Employment Agreements), the Employment Agreements require the Company to pay to the terminated employee six months' severance pay of an amount equal to the employee's base salary and any and all benefits in effect at the time of termination. Effective May 1, 1998, the Company amended Mr. Sylvester's Employment Agreement to extend the period of severance payment to two years.

         Randall Peat's Employment Agreement. On July 17, 1986, the Company entered into an employment agreement with Randall Peat, which provides for, among other things, a monthly salary (approximately $8,083 a month), annual bonus, and other fringe benefits, as determined from time to time by the Board of Directors. For any given year, it is intended that Mr. Peat's monthly salary and fringe benefits not be less than those received in the prior year. Mr. Peat's annual bonus is determined by his participation in the Executive Incentive Plan. The term of Mr. Peat's employment agreement is a rolling five-year term, which is extended an additional year in December of each year unless the Board of Directors determines otherwise.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Company's Compensation Committee is composed of Messrs. Vorys, Bledsoe, and Waterbury. Mr. Waterbury is a partner in the law firm of Warner Norcross & Judd LLP. The services of Warner Norcross & Judd LLP were utilized by the Company in fiscal year 2000 and the Company intends to continue to use this firm in fiscal year 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On June 29, 1995, the Company's ESOP purchased 142,858 shares of Common Stock from Mr. Allen Peat, former Chairman of the Board, President, and Chief Executive Officer, for $3.50 per share, which approximated market value on that date. The ESOP borrowed $500,000 from a bank to finance the stock purchase. The Company had guaranteed the ESOP's loan and was obligated to make contributions sufficient to enable the ESOP to repay the loan, including interest. The loan was repayable in quarterly installments of $25,000, plus interest at the bank's prime rate. As of April 30, 2000, the Company's fiscal year end $25,000 remained outstanding under the loan agreement. However, as of the date of the proxy statement, the loan has been paid in full.

          During fiscal year 2000, the Company retained the law firm of Warner Norcross & Judd LLP to perform certain legal services for the Company. Stephen C. Waterbury, a director of the Company, is a partner in Warner Norcross & Judd LLP. The Company plans to continue to retain Warner Norcross & Judd LLP in the future for certain legal matters.

STOCK PERFORMANCE GRAPH(1)(2)

          The following graph compares the cumulative total shareholder return on the Company's Common Stock to the Standard & Poor's 500 Stock Index and the Company's peer index, an industry index comprised of the common stock of eight companies in the computer software industry (the "Peer Group"), assuming an investment of $100 over a five-year period ended April 30, 2000, using 1995 as a base period. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The Peer Group was selected by the Company and includes the companies listed in the footnotes to the graph below. Cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

          The dollar values for total shareholder return plotted in the graph below are shown in the following table:

	1995	1996	1997	1998	1999	2000

Manatron	$100.00	$ 50.00	$ 53.85	$119.23	$175.02	$259.63
S & P 500	100.00	130.21	162.94	229.85	280.01	308.37
Peer Group	100.00	84.33	74.84	173.10	86.94	116.67

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

350
300
250
200
150
100
50
0
1995
1996
1997
1998
1999
2000
MANATRON
S & P 500
PEER GROUP

______________________

(1)

The Peer Group consists of: Barrister Information Systems Corp., Cerner Corporation, Computrac, Inc., HTE Inc., Microlog Corp., Symix Systems I, Systems & Computer Technology Corp. and Tyler Corporation.

(2)

In 1999, the index of peer companies also included CPS Systems Inc., which was acquired in 2000 by the Company and is no longer quoted for trading on an exchange or quotation system. For this reason, CPS Systems, Inc. has been omitted from the index of peer companies.

(3)

In 1999, the index of peer companies also included Ultradata Corp., which was acquired in 1999 and is no longer quoted for trading on an exchange or quotation system. For this reason, Ultradata Corp. has been omitted from the index of peer companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors and officers are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of the Section 16(a) reports received by it during the 2000 fiscal year, or written representations from certain reporting persons that no reports on Form 5 were required to be filed by them, the Company believes that its directors and officers complied with all applicable reporting and filing requirements during the Company's last fiscal year, except that Mr. Vorys failed to file a report on Form 4 with respect to one transaction involving the sale of 1,000 shares of Common Stock in November 1999. Upon discovery of this omission, appropriate forms were filed.

SELECTION OF AUDITORS

          The Company has selected Arthur Andersen LLP, independent auditors, as its principal auditors for fiscal year 2001. Representatives of Arthur Andersen LLP are expected to be present at the 2000 Annual Meeting of Shareholders, will be provided with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

          Shareholder proposals intended to be presented at the next annual meeting of shareholders and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by the Company no later than May 9, 2001 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the Secretary of Manatron, Inc., 510 East Milham Road, Portage, Michigan 49002.

SOLICITATION OF PROXIES

          The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy materials to beneficial owners. Solicitation of proxies will be made initially by mail. In addition, directors, officers, and employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials or otherwise communicate with beneficial owners of shares held by them. The Company has retained Corporate Investor Communications, Inc. at an estimated cost of $5,500, plus expenses and disbursements, to assist in the solicitation of proxies.

By Order of the Board of Directors
Portage, Michigan September 8, 2000	Jane M. Rix Secretary

Appendix A

MANATRON, INC.

EXECUTIVE STOCK PLAN OF 2000

          This Executive Stock Plan of 2000 (the "Agreement") is made as of June 1, 2000 (the "Grant Date"), between MANATRON, INC., a Michigan corporation (the "Company"), and Paul R. Sylvester, Early L. Stephens, James W. Flake, and Robert D. Fry (together "Grantees" and individually "Grantee"). This Agreement is implemented to provide Grantees with a further incentive to contribute to the long-term growth and success of the Company through stock ownership.

          Pursuant to the recommendation and action of the Stock Option Committee of the Company's Board of Directors (the "Committee"), which consists of at least two members of the Board all of whom are "outside directors," as that term is defined in the regulations to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company hereby grants to each Grantee the total number of stock options and rights to receive restricted stock identified opposite Grantee's name in Appendix A, and each Grantee accepts the stock options and rights to receive restricted stock, subject to the terms, conditions and provisions contained in this Agreement.

          1.          Stock Options.

          a.          Grant. The Company grants to each Grantee options (the "Options") to purchase the number of shares of the Company's common stock, no par value ("Common Stock "), identified opposite Grantee's name in Appendix A at $6.75 per share (the "Exercise Price"), subject to the terms and conditions of this Agreement. The aggregate number of Options issued to Grantees pursuant to the Agreement is 150,000.

          b.          Vesting. Except as provided below, Grantee's right to exercise Grantee's Option shall vest at a rate of ten percent (10%) of Grantee's Option per year on each of the first through tenth anniversaries of the Grant Date. Notwithstanding that general rule, one hundred percent (100%) of Grantee's Options shall vest (i) on the fifth anniversary of the Grant Date if the per share sales price of shares of Common Stock on the Nasdaq SmallCap Market or the Nasdaq Stock Market, as the case may be (or any successor quotation system that is the primary quotation system for trading of Common Stock) ("NASDAQ"), was equal to or greater than $20.00 on at least 10 trading days on or before the fifth anniversary of the Grant Date or (ii) at the end of the fiscal year in which the per share sales price of shares of Common Stock on the NASDAQ is equal to or greater than $20.00 on at least 10 trading days anytime after the fifth anniversary of the Grant Date.

          c.          Incentive Stock Option Designation. Options granted pursuant to this Agreement are intended to be incentive stock options, as defined in Section 422(b) of the Code, to the extent that the number of underlying shares of Common Stock that are subject to the Options for any given Grantee is limited to that number of shares that become exercisable for the first time by the Grantee during any calendar year (under all plans of the Company and its subsidiaries) and have an aggregate market value less than or equal to $100,000 (or such other amount as may be set forth in Section 422 of the Code). All Options with underlying shares of Common Stock that exceed such aggregate amount shall not be deemed to be incentive stock options, and shall be considered to be nonqualified stock options.

          d.          Payment by Grantee for Options. The Exercise Price for each share purchased pursuant to an Option granted under this Agreement shall be payable in cash or, if the Committee consents, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise of that or any other Option) or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Grantee before or after exercise of an Option. The Committee may from time to time authorize payment of all or a portion of the Option price in the form of a promissory note or other deferred payment installments or may authorize a loan to the Grantee in the amount of the exercise price, according to such terms as the Committee may approve. The Board of Directors may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

          e.          Exercise of Options. Options granted under this Agreement are not exercisable after May 31, 2010. Grantee may exercise his Options prior to this date by giving the Company written notice of the exercise of the Options. The notice shall set forth the number of shares to be purchased and shall be effective when received by the corporate Secretary at the Company's main office, accompanied by full payment of the Exercise Price for each share purchased. The Company will deliver to Grantee a certificate or certificates for such shares out of previously authorized but unissued shares of its Common Stock, as it may elect; provided, however, that the time of delivery shall be postponed for such period as may be required for the Company with reasonable diligence to comply with any registration or exemption requirements under the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended (the "Exchange Act") and any requirements under this Agreement or any other law, regulation or agreement applicable to the issuance, listing or transfer of such shares. If Grantee fails to accept delivery of and pay for all or any part of the number of shares specified in the notice upon tender or delivery of the shares, Grantee's right to exercise the Options with respect to such undelivered shares shall terminate. In such event, Grantee's remaining Options not yet exercised or terminated shall continue in force.

          f.          Rights as a Shareholder. Grantee shall have no rights as a shareholder with respect to any shares covered by the Options until Grantee's exercise of the Options and payment for such shares.

          2.          Restricted Stock.

          a.          Grant. The Company grants to each Grantee the number of shares of Common Stock identified opposite Grantee's name in Appendix A, subject to the terms and conditions of this Agreement (the "Restricted Stock").

          b.          Vesting. Except as provided below, Grantee's right to receive the Restricted Stock shall vest at a rate of ten percent (10%) of Grantee's shares of Restricted Stock per year on each of the first through tenth anniversaries of the Grant Date. Notwithstanding that general rule, one hundred percent (100%) of Grantee's shares of Restricted Stock shall vest (i) on the fifth anniversary of the Grant Date if the per share sales price of shares of Common Stock on the Nasdaq SmallCap Market or the Nasdaq Stock Market, as the case may be (or any successor quotation system that is the primary quotation system for trading of Common Stock) ("NASDAQ"), was equal to or greater than $20.00 on at least 10 trading days on or before the fifth anniversary of the Grant Date or (ii) at the end of the fiscal year in which the per share sales price of shares of Common Stock on the NASDAQ is equal to or greater than $20.00 on at least 10 trading days anytime after the fifth anniversary of the Grant Date.

          c.          Rights as a Shareholder. Grantee will have all rights as a shareholder with respect to Grantee's Restricted Stock, including (i) the right to vote the Restricted Stock at shareholders' meetings, (ii) the right to receive, without restriction, all cash dividends paid with respect to the Restricted Stock, and (iii) the right to participate with respect to the Restricted Stock in any stock dividend, stock split, recapitalization or other adjustment in the capital stock of the Company, or any merger, consolidation or other reorganization involving an increase, decrease or adjustment in the capital stock of the Company. Any shares or other security received as a result of any stock dividend, stock split or reorganization will be subject to the same terms, conditions and restrictions as those relating to the Restricted Stock granted under this Agreement.

          d.          Legend. Any certificates evidencing shares of Restricted Stock awarded pursuant to this Agreement shall bear the following legend until the time that such restrictions shall lapse:

This certificate is held subject to the terms and conditions in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement, and that provides for forfeiture upon certain events.

          3.          Conditions. Notwithstanding any other provision of this Agreement, Grantee's right to exercise his Options and receive Restricted Stock is conditional upon (a) the approval for quotation of the Common Stock to be received upon exercise of the Options and the Restricted Stock on Nasdaq; and (b) the approval of this Agreement by the Company's shareholders at the Company's 2000 Annual Meeting of Shareholders or any adjournment.

          4.          Termination of Employee Status.

          a.          Termination by Grantee "With Cause" or by Company Without "Cause." If a Grantee terminates his employment with the Company "With Cause" or if the Company terminates a Grantee's employment with the Company "Without Cause", that Grantee's unvested Options and Restricted Stock shall immediately vest. Grantee may exercise his Options for a period of three months after the date Grantee ceases to be an employee of the Company. Termination "Without Cause" shall mean termination of Grantee by the Company for any reason other than "Cause" (as defined below in Paragraph 4(b)). "With Cause" shall mean:

          (i)          Without Grantee's express written consent, the assignment to Grantee of any duties inconsistent with Grantee's present position, duties, responsibilities and status with the Company or a subsidiary, except in connection with Grantee's termination;

                    (ii)          Without Grantee's express written consent, a reduction in Grantee's Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time, by more than fifteen percent (15%); or

                    (iii)          Without Grantee's express written consent, a relocation of Grantee to a location outside of Grantee's current employment location, except for required travel on business to an extent substantially consistent with Grantee's business travel obligations as in effect on the date of this Agreement.

          b.          Termination for "Cause." If the Company terminates a Grantee's employment with the Company for "Cause", or if a Grantee terminates his employment with the Company for reasons other than "With Cause," that Grantee's right to exercise any outstanding and unvested Options shall terminate as of such termination and any shares of Restricted Stock still subject to restrictions shall be forfeited and returned to the Company. Termination shall be considered to be for "Cause" if based upon:

          (i)          Grantee's conviction of a crime involving moral turpitude or embezzlement;

          (ii)          Grantee's willful activities in competition with the Company or in aid of its competitors;

          (iii)          the willful and continued failure to substantially perform Grantee's duties with the Company under this Agreement (other than any other such failure resulting from Disability), after a written demand for substantial performance is delivered to Grantee that specifically identifies the manner in which the Company believes Grantee has willfully failed to substantially perform his duties, and after Grantee has failed to resume substantial performance of his duties on a continuous basis within fourteen (14) calendar days of receiving such demand; or

          (iv)          Grantee willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

                    For purposes of (ii), (iii) and (iv) above, no act, or failure to act on Grantee's part shall be deemed "willful" unless committed, or omitted to be done, by the Grantee without good faith and without reasonable belief that the action or omission was in the best interest of the Company.

          c.          Disability or Death. If a Grantee's employment is terminated as a result of his death or Disability, (i) that Grantee or his personal representative may exercise the Options for a period of one year after the date Grantee ceases to be an employee, but only to the extent that

Grantee was entitled to exercise the Options on the date Grantee ceased to be an employee; and (ii) the restrictions applicable to the shares of Restricted Stock automatically shall terminate and the Restricted Stock shall vest as of the date of termination. "Disability" means that as a result of Grantee's incapacity due to physical or mental illness, he shall have been absent from his duties with the Company on a full-time basis for six (6) consecutive months, and if he shall not have returned to the full time performance of his duties within thirty (30) days after written notice after such six (6) month period.

          5.           Change in Control. If a Change in Control of the Company occurs, then, unless the Stock Option Committee or the Board of Directors declares otherwise, all of Grantee's unvested Options shall vest immediately and all of the restrictions on Grantee's Restricted Stock shall lapse. "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, other than an acquisition of control by the Company or an employee benefit plan maintained by the Company; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company or an employee benefit plan maintained by the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company (whether or not such person is a member of a group that is deemed to be a single person under Section 13(d)(3) of the Exchange Act and whether or not other members of such group previously had been the beneficial owner of some or all of such securities), (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period), or (c) all or substantially all of the assets of the Company are liquidated, sold or distributed.

          6.           Cash Payment for Stock Options. If a Change in Control of the Company occurs, then the Board of Directors, in its sole discretion and without the consent of any Grantee affected thereby, may determine that some or all Grantees holding unexercised Options shall receive, with respect to some or all of the shares of Common Stock subject to such Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of: (a) the closing sales price of the Company's Common Stock on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company minus the Exercise Price per share of such Options, or (b) the highest price per share actually paid in connection with any Change in Control of the Company minus the Exercise Price per share of such Options.

          7.           Adjustment Provisions. If the number of outstanding shares of Common Stock changes by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the aggregate number and class of shares available under this Agreement, together with the Exercise Price, shall be adjusted appropriately.

          8.           No Fractional Shares. No fractional shares shall be issued pursuant to this Agreement and any fractional shares resulting from adjustments shall be eliminated from the respective Options or Restricted Stock award, with an appropriate cash adjustment for the value of any Option or Restricted Stock eliminated.

          9.           Transferability. Unless the Committee otherwise provides written consent, all Options and Restricted Stock by their terms are not transferable by Grantee other than by will or the laws of descent and distribution, and are exercisable, in the case of the Options, during Grantee's lifetime, only by him. Grantee agrees not sell, exchange, transfer, pledge or otherwise dispose of the Options or Restricted Stock at any time, whether voluntarily or involuntarily, by operation of law or otherwise, except that the provisions of this paragraph will not apply to any Restricted Stock that has vested pursuant to this Agreement or any Options or Restricted Stock that are sold, exchanged, transferred, pledged or otherwise disposed of to the Company or by will or the laws of descent and distribution. If a Grantee violates the restrictions in this Section, that Grantee's right to unvested Options or shares of Restricted Stock immediately will cease and terminate and that Grantee promptly will forfeit and surrender all Options and shares of Restricted Stock that are still subject to restrictions to the Company.

          10.           No Right to Employment. This Agreement shall not be construed as giving any Grantee the right to be retained in the employ or directorship of the Company.

          11.           Withholding. The Company shall be entitled to (a) withhold and deduct from future wages of each Grantee (or from other amounts that may be due and owing to Grantee from the Company), or make other arrangements for the collection of, all amounts deemed necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to this Agreement; or (b) require each Grantee promptly to remit the amount of such withholding to the Company before taking any action with respect to the exercise of the Options or with respect to the Restricted Stock. Withholding may be satisfied by withholding Common Stock to be received upon exercise of the Options or by delivery to the Company of unrestricted Common Stock.

          12.           Investment Intent. Each Grantee hereby represents and warrants that Grantee is acquiring the Options and Restricted Stock granted under this Agreement for Grantee's own account and investment and without any intent to resell or distribute the shares upon exercise of the Options or upon lapse of the Restricted Stock restrictions. Grantee shall not resell or distribute the shares of Common Stock received except in compliance with this Agreement and such other conditions as the Company reasonably may specify to ensure compliance with federal and state securities laws.

          13.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

          14.           Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

          15.           Binding Effect; Amendment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective heirs, successors and permitted assigns. This Agreement shall not be modified as to a Grantee except in a writing executed by that Grantee and a duly authorized officer of the Company.

MANATRON, INC. By /s/ Randall L. Peat Randall L. Peat Its Chairman

By /s/ Paul R. Sylvester Paul R. Sylvester, Individually

By /s/ Early L. Stephens Early L. Stephens, Individually

By /s/ James W. Flake James W. Flake, Individually

By /s/ Robert D. Fry Robert D. Fry, Individually

APPENDIX A

	Options	Restricted Stock

Paul R. Sylvester	60,000	60,000

Early L. Stephens	40,000	40,000

James W. Flake	25,000	25,000

Robert D. Fry	25,000	25,000

A-1

APPENDIX B

MANATRON, INC.
BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER

The Audit Committee (the "Committee") is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's independent auditors.

Membership

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices ("financial literacy") and at least one member of the Committee shall have accounting or related financial expertise.

The Company's Chief Financial Officer will serve as a resource to the Committee. The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Meetings -- Operating Principles

•

The Audit Committee shall hold regular meetings at least annually each fiscal year, and at any additional time as either the Board or the Committee deems necessary. Committee meetings normally will occur in conjunction with meetings of the Board of Directors.

•	Special meetings of the Committee may be called as needed by the Committee Chairperson or the Chief Financial Officer.

•

Pre-meeting materials are expected to be distributed to Committee members in sufficient time prior to the meeting to permit review by members. Committee members are expected to review those materials in advance of the meeting.

•	Meetings will focus on substantive issues of current importance and be of duration adequate to permit full discussion of the agenda.

•	The Committee may request that members of management and/or the Company's independent auditors be present as needed in order to execute the Committee's responsibilities.

•	The Company's Chief Financial Officer is expected to be engaged with, and supportive of a pro-active philosophy that anticipates and shares with the Committee current issues and significant concerns.

•	Minutes of each meeting will be kept and distributed to all directors.

•	The Committee adopts the following principles with respect to the role of its relationship with the Company's independent auditors:

• The Company's independent auditors shall be responsible to the Audit Committee and the Board.

•

The Chairperson of the Committee shall meet annually, outside normal meeting times, with management and independent auditors to clearly agree on mutual expectations, agree on an annual detailed plan of Committee activities and agree on the nature, extent, and timing of Committee information needs.

• In connection with its Audit functions, the Committee shall, whenever appropriate, meet separately with the Company's independent auditors.

•

A member of the Audit Committee will attend in person or by teleconference the meetings with respect to the closing of the Company's books prior to the quarterly and year-end earning releases, and will report to the Committee any issues raised at the closing meetings.

•

The Company's Chief Financial Officer shall notify the Audit Committee in advance of any material consulting activities to be undertaken by the Company's independent auditors so that the Committee may address whether related consulting fees might impair their independence. The Audit Committee is expected to raise the issue of any possible conflict between the representation by the Company's independent auditors and any other client of that firm where the Committee deems appropriate.

Primary Responsibilities -- Audit

Independent Audits

1.	Recommend to the Board the appointment of the independent auditors.

2.	Review the audit scope and plan.

3.	Review the results of the audits by the independent auditors:

(a)

Review with the independent auditors any problems or difficulties the auditor may have encountered, including any restrictions on or changes in the scope of activities, or access to required information.

(b)

Review an analysis prepared by management of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements. Discuss with the independent auditors their judgements about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting.

	(c)	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

(d)

Receive periodic reports from the independent auditors regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to insure the independence of the auditor, including a review of management consulting services and related fees provided by the independent auditors.

	(e)	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

	(f)	Obtain from the independent auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not be implicated.

4.

Review with management and the independent auditors the Company's annual audited financial statements and related footnotes to be included in the Company's Annual Report on Form 10-K and Annual Report to Shareholders.

5.	Review major changes to the Company's accounting principles and practices as suggested by the independent auditors or management.

6.	Review with management the performance of the independent auditors and fees for audit services, as recommended by management.

Internal Controls

8.

Meet periodically with management, the internal auditors and the independent auditors to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

9.	Review the status of internal control recommendations made by the independent auditors.

10.	Review the adequacy of the policy and practices of the Company related to:

	a.	Related party transactions
	b.	Conflicts of interest

c.	Ethical conduct
d.	Compliance with key regulatory issues (e.g., SEC obligations).

Other

11.	Receive status reports on any government investigations that could involve criminal violations or others fines with respect to the Company or any employee in connection with the Company's business.

12.	Conduct investigations and, if necessary, retain outside experts, with respect to any alleged illegality that may be brought to the attention of the Committee.

13.	Review reports from the Company's counsel on the status of any legal matters, such as threatened or pending litigation, which may result in a material financial impact to the Company.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan to conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's Code of Conduct.

Appendix C

REVOCABLE PROXY
MANATRON, INC.

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder hereby appoints RANDALL L. PEAT and PAUL R. SYLVESTER, and each of them, each with full power of substitution, proxies to represent the shareholder listed in this Proxy and to vote all shares of Common Stock of Manatron, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at the Radisson Plaza Hotel, in Kalamazoo, Michigan, on Thursday, October 5, 2000, at 10:00 a.m., and any adjournment of that meeting.

Please be sure to sign and date this Proxy in the box below	Date
----Shareholder sign above ---Co-holder (if any)sign above ----

+

	For	Withhold	For All Except

1. ELECTION OF DIRECTORS	[ ]	[ ]	[ ]

Nominees: Douglas A. Peat, Richard J. Holloman, Harry C. Vorys and W. Scott Baker

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

Your Board of Directors Recommends That You Vote FOR ALL NOMINEES.
	For	Withhold	For All Except

2. APPROVAL OF EXECUTIVE STOCK PLAN OF 2000	[ ]	[ ]	[ ]

Your Board of Directors Recommends That You Vote FOR APPROVAL OF THE EXECUTIVE STOCK PLAN OF 2000.

          This Proxy is Solicited on Behalf of the Board of Directors.

          If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for approval of all of the proposals contained in this Proxy Statement. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

          IMPORTANT--Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate, or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

[   ] Detach above card, sign, date and mail in postage paid envelope provided. [   ]
MANATRON, INC.
510 East Milham Road, Portage, Michigan 49002

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

C-1